Exhibit 21.1

Subsidiaries of MERQUEO HOLDINGS

Name of Subsidiary	Jurisdiction of Incorporation	Ownership by Merqueo Holdings
Merqueo Cayman	Cayman Islands	100.00%

Name of Subsidiary	Jurisdiction of Incorporation	Ownership by Merqueo Cayman
Merqueo S.A.S.	Colombia	100.00%

Name of Subsidiary	Jurisdiction of Incorporation	Ownership by Merqueo S.A.S.
Merqueo International S.A.S.	Colombia	100.00%
Merqueo Comércio Varejista e Intermediação de Negócios LTDA.	Brazil	99.98%
Merqueo S.A. de C.V.	Mexico	98.47%

Name of Subsidiary	Jurisdiction of Incorporation	Ownership by Merqueo International S.A.S.
Merqueo S.A. de C.V.	Mexico	1.53%
Merqueo Comércio Varejista e Intermediação de Negócios LTDA.	Brazil	0.012%